UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  May 16, 2008

HYPERION ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	000-52501 (Commission File Number)	None (IRS Employer Identification Number)
195 Route 9 South, Suite 109 Manalapan, New Jersey 07726 (Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 333-3622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒    Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
❒    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act(17 CFR 240.13e-4 (c))

Item 5.01    Changes in Control of Registrant.

As reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, Hyperion Energy, Inc. (the “Company”) and Accountabilities, Inc. (“Accountabilities”) agreed in May 2008 to terminate the Asset Purchase Agreement between them dated as of July 26, 2007 (the “Asset Purchase Agreement”).  At the same time, Walter Reed, the Company’s sole stockholder, agreed to transfer all of the outstanding shares of the Company’s common stock to Accountabilities, effective May 16, 2008.  As a result, effective May 16, 2008, Accountabilities became the owner of 100% of the Company’s outstanding common stock

Accountabilities had previously paid Mr. Reed $12,500 to surrender his stock pursuant to the Asset Purchase Agreement.  Accountabilities used internally generated funds to pay for the stock acquired from Mr. Reed.

No active business operations have been contributed to or acquired by the Company in connection with the change in control of the Company.  It is anticipated that the Company will continue to attempt to locate and negotiate with a business entity for the combination of that target company with the Company.  It is anticipated that any such combination will take the form of a merger, stock-for-stock exchange or stock-for-assets exchange (the “business combination”).  In most instances the target company will wish to structure the business combination to be within the definition of a tax-free reorganization under Section 351 or Section 368 of the Internal Revenue Code of 1986, as amended.  No assurances can be given that the Company will be successful in locating or negotiating with any target business.

The Company does not expect to restrict its search for any specific kind of businesses, and it may acquire a business which is in its preliminary or development stage, which is already in operation, or in essentially any state of its business life.  It is impossible to predict the status of any business in which the Company may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which the Company may offer.

In implementing a structure for a particular business acquisition, the Company may become a party to a merger, consolidation, reorganization, joint venture or licensing agreement with another corporation or entity.

It is anticipated that any securities issued in any such business combination would be issued in reliance upon an exemption from registration under applicable federal and state securities laws.  In some circumstances, however, as a negotiated element of its transaction, the Company may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter.  If such registration occurs, it will be undertaken by the surviving entity after the Company has entered into an agreement for a business combination or has consummated a business combination.  The issuance of additional securities and their potential sale into any trading market which may develop in the Company’s securities may depress the market value of the Company’s securities in the future if such a market develops, of which there is no assurance.  However, if the Company cannot effect a non-cash acquisition, the Company may have to raise funds from a private offering of its securities under Rule 506 of Regulation D.  There is no assurance the Company would obtain any such equity funding.

The Company will participate in a business combination only after the negotiation and execution of appropriate agreements.  Negotiations with a target company will likely focus on the percentage of the Company which the target company shareholders would acquire in exchange for their shareholdings.  Although the terms of such agreements cannot be predicted, generally such agreements will require certain representations and warranties of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by the parties prior to and after such closing and will include miscellaneous other terms.  Any merger or acquisition effected by the Company can be expected to have a significant dilutive effect on the percentage of shares held by the Company’s shareholders at such time.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective May 16, 2008, Walter Reed was removed as the sole officer and director of the Company.  Effective May 16, 2008, the following individuals have been appointed as officers and directors of the Company:

Name	Age	Position

Jeffrey J. Raymond	50	President and Director
Stephen DelVecchia	39	Chief Financial Officer, Treasurer, Secretary and Director

Jeffrey J. Raymond has served as Chief Executive Officer of Accountabilities since May 9, 2008.  Mr. Raymond has provided consulting services to companies engaged in the staffing industry since 1997.

Stephen DelVecchia joined Accountabilities as Chief Financial Officer in March, 2007.  Prior thereto, he was employed by Geller and Company LLC, one of the largest privately held finance and accounting services firms in the U.S., where he functioned as the Chief Financial Officer of the firm as well as Co-Chief Operating Officer of the private equity services division.  From 2000 to 2003 he was with Corbis Motion LLC, a media licensing and services company purchased, where he also functioned as Chief Financial Officer as well as Chief Operating Officer of the research subsidiary.  From 1999 to 2000, Mr. DelVecchia was CFO for GSV Inc., a publicly traded company where he was responsible for all SEC compliance and capital market placements.  From 1996 to 1999, Mr. DelVecchia led the financial reporting and compliance group for Barnes and Noble, Inc., a book retailer where he led all SEC compliance, reporting and audit functions.  Mr. DelVecchia earned his CPA license while an auditor with Grant Thornton LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyperion Energy, Inc.
(Registrant)

Date: May 22, 2008	By:	/s/ Stephen DelVecchia
Name: Stephen DelVecchia
Title: Chief Financial Officer, Treasurer & Secretary